Issuer Free Writing Prospectus

filed pursuant to Rule 433

supplementing the Prospectus

dated March 31, 2016

Registration No. 333-210502

GM FINANCIAL
RIGHT NOTESSM
OPPORTUNITY TO INVEST IN OUR COMPANY
GM Financial Right NotesSM are more than just an investment for you - they are an investment in us. Executives Dan Berce (GM Financial) and Alan Batey (General Motors) introduce the benefits of GM Financial Right Notes and how this new investment program works.
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BENEFITS AT A GLANCE
Higher rates than most savings accounts
$500 minimum investment
24/7 access to your funds with no additional fees
Daily interest automatically reinvested monthly
Convenient online enrollment & investment management
Additional investments accepted at any time - including direct from payroll
ABOUT GM FINANCIAL
GM Financial is GM’s global captive finance subsidiary with operations in North America, Europe, Latin America and China. Its global footprint covers over 85% of GM’s worldwide sales. The company provides auto-financing solutions for both consumer and business customers; including loans, leases, as well as dealer floorplan, construction and lines of credit products to GM dealers.
Visit gmfinancial.com to learn more about us and our leadership team. To read our Strategic and Operational Overview, or to learn more about the growth and performance of GM Financial, please explore our Investor Center.
For more information, check out our Frequently Asked Questions at rightnotes.com or call 1-844-556-1485.
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Questions or comments? Replies to this email address cannot be answered. Please contact Customer Service online or by phone at 1-844-556-1485.
Hours of Operation
Monday - Friday 8 a.m. - 7 p.m. (ET)
GM Financial | 801 Cherry St. Suite 3500 | Fort Worth, TX 76102
General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.gmfinancial.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.
GM Financial and the GM logo are trademarks of General Motors LLC, used with permission.